Exhibit 10.48

EXECUTION VERSION

AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS

By And Among

REGALE, INC.,

a North Carolina Corporation

VCG HOLDING CO.

a Colorado Corporation

and

RALEIGH RESTAURANT CONCEPTS, INC.

a North Carolina Corporation

Dated: March 23, 2007

TABLE OF CONTENTS

1.	ASSETS BEING ACQUIRED; LIABILITIES BEING ASSUMED.	1

2.	PURCHASE PRICE AND PAYMENT THEREOF.	4

3.	ALLOCATION OF PURCHASE PRICE.	5

4.	TAXES.	6

5.	REPRESENTATIONS AND WARRANTIES OF SELLER.	6

6.	REPRESENTATIONS AND WARRANTIES OF BUYER GROUP.	10

7.	CONDITIONS PRECEDENT.	12

8.	LEASE.	14

9.	BULK SALES.	14

10.	TIME AND PLACE OF CLOSING.	15

11.	ITEMS TO BE DELIVERED AT CLOSING.	15

12.	OPERATION OF BUSINESS BY SELLER.	16

13.	NON-COMPETITION; NON-SOLICITATION.	17

14.	CONFIDENTIALITY.	17

15.	ADDITIONAL DOCUMENTS AFTER CLOSING.	18

16.	PAYMENT OF EXPENSES; BROKERS.	19

17.	LIABILITIES NOT ASSUMED.	20

18.	EMPLOYEES AND EMPLOYEE BENEFITS.	20

19.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.	21

20.	TERMINATION OF AGREEMENT.	23

21.	STOCK TRANSFER RESTRICTIONS.	23

22.	REGISTRATION RIGHTS.	24

23.	MISCELLANEOUS.	24

EXHIBITS

Exhibit A	Bill of Sale

Exhibit B	Indemnification Agreement

Exhibit C	Sublease

Exhibit D	Parking Lot Lease

DISCLOSURE SCHEDULES

Schedule 1.2	Certain Excluded Assets

Schedule 1.4	Excluded Liabilities

Schedule 5.3	Violations

Schedule 5.4	Rights to Acquire Shares

Schedule 5.5	Leased Assets

Schedule 5.6	Taxes

Schedule 5.7	Litigation

Schedule 5.9	Liabilities of the Business

AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS

THIS AGREEMENT (this “Agreement”) is made and entered into this 23rd day of March, 2007 (the “Agreement Date”), by and among Regale, Inc., a North Carolina corporation (“Seller”), VCG Holding Co., a Colorado corporation (“Parent”) and Raleigh Restaurant Concepts, Inc., a North Carolina corporation (“Buyer,” and together with Parent, “Buyer Group”).

WHEREAS, Seller wishes to sell substantially all of the assets related to its Business (defined below) located at 3210 Yonkers Road, Raleigh, Wake County, North Carolina, as more fully described in this Agreement; and

WHEREAS, Buyer wishes to purchase such assets from Seller;

NOW THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it has been and is hereby agreed as follows:

1.	ASSETS BEING ACQUIRED; LIABILITIES BEING ASSUMED.

1.1 At the closing (the “Closing”), and subject to the terms and conditions hereinafter set forth (including Section 1.2, which lists certain assets of Seller that Buyer is not purchasing), Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller substantially all of Seller’s assets necessary to operate the adult nightclub presently known as Thee Dollhouse, located at 3210 Yonkers Road, Raleigh, North Carolina 27604 (the “Business”), including: all fixtures and personal property located on the Business premises; all food and beverage supplies; all contracts and contract rights, except as specifically excluded in this Agreement; all improvements on the premises; all patents, software and software license agreements; computers and other equipment (whether owned or leased); all licenses, including (to the extent transferable) all liquor licenses and permits from the City of Raleigh, the County of Wake or the State of North Carolina or any other relevant authorities (the “Governmental Authorities”) necessary to operate the Business (the “Required Licenses”); and any other asset of Seller that is not an Excluded Asset (as defined in Section 1.2), free and clear of all liens, security interests, and encumbrances, except as noted herein (collectively, the “Assets”).

1.2 The Assets to be conveyed to Buyer shall not include: the Agreement (licensing the use of a trademark), dated as of June 15, 1992, between Seller and Thee Dollhouse Productions N.C., Inc., a Florida corporation, and any written or oral amendments thereto, or any other written or oral understandings, agreements or arrangements under which the parties to the Agreement currently operate, including without limitation any right to use the trademark (collectively, the “Production Contract”); any motor vehicles owned or leased by Seller or its affiliates; furniture and other personal property not used in the Business (as set forth on Schedule 1.2); Seller’s rights under any real property lease with respect to the Business premises; cash, cash equivalents and short-term investments; any of Seller’s organizational documents, minute books, stock records, corporate seals and other corporate records; the shares of capital stock of Seller held in treasury, if any; all insurance policies and rights thereunder, including all claims, refunds, and credits from insurance policies due or to become due with respect to such policies; all Tax credits and claims for refund of Taxes or other governmental charges of whatever nature pertaining to the Business or the Assets that are attributable to the pre-Closing tax period; all rights relating to deposits and prepaid expenses and claims for refunds and rights to offset in respect thereof listed on Schedule 1.2; all rights of Seller under this Agreement or the Bill of Sale, including all rights to the Purchase Price consideration; and such other assets of Seller that are set forth on Schedule 1.2 (collectively, the “Excluded Assets”). The Assets to be acquired by Buyer under this Agreement will be effected by delivery by Seller to Buyer Group at Closing of a duly executed bill of sale in the form attached hereto as Exhibit A (the “Bill of Sale”); and the leased Assets to be assigned by Seller will be effected by delivery to Buyer Group at Closing of duly executed instruments of assignments, as needed.

1.3 To the extent permitted by the applicable Governmental Authorities, Seller hereby consents to the transfer of any of its Required Licenses to Buyer, subject in all respects to the prior approvals of the applicable Governmental Authorities. Buyer Group hereby agrees to use its best efforts to obtain the Required Licenses as promptly as possible following the Agreement Date.

1.4 On the Agreement Date, Buyer Group will deliver to Seller an instrument of indemnification in the form attached hereto as Exhibit B (the “Indemnification Agreement”), whereby Buyer Group fully and unconditionally will indemnify, defend and hold Seller, its affiliates and shareholders (including without limitation S. Barry Sandman and Barry L. Green) and all of their respective officers, directors, employees and agents, harmless from, any and all claims, liabilities and obligations (including any reasonable attorneys fees related thereto) of such parties, including without limitation any and all claims, liabilities and obligations, whether known or unknown, accrued or unaccrued, absolute or contingent as set forth in the Indemnification Agreement. In the event the Closing does not occur under this Agreement, the Indemnification Agreement shall be deemed null and void, except as set forth in Section 19.5 hereof or in the Indemnification Agreement. Notwithstanding the foregoing, Buyer Group will assume all liabilities and obligations of Seller and the Business (i) that arise from and after the Effective Time and (ii) that are not Excluded Liabilities (as defined below) (collectively, the

“Assumed Liabilities”). Buyer Group will not undertake, assume or agree to fully or partially perform, pay and discharge when due any debts, liabilities and obligations (i) to the extent arising under the Excluded Assets, (ii) that are expressly retained by Seller as set forth on Schedule 1.4, (iii) except as set forth in the Indemnification Agreement, that arise, accrue or are incurred by Seller prior to the Effective Time (as defined in Section 10 below), or (iv) in connection with Taxes accrued or incurred prior to Closing (as more fully described in Section 4.1 of this Agreement) (collectively, the “Excluded Liabilities”). Seller is responsible for performing, paying and discharging the Excluded Liabilities.

2.	PURCHASE PRICE AND PAYMENT THEREOF.

The purchase price (the “Purchase Price”) to be paid by Buyer to Seller for the Assets shall be a total of Ten Million Two Hundred Thousand Dollars ($10,200,000) in cash and common stock of Parent. The Purchase Price shall be payable as follows:

2.1 Cash in the amount of One Hundred Thousand Dollars ($100,000) (the “Earnest Money”), to be delivered on the Agreement Date. The delivery of the Earnest Money shall be via wire transfer of immediately available funds to an account designated in writing by Seller prior to the Agreement Date, or alternatively such delivery may be in the form of a cashier’s check, in either case on the Agreement Date; provided, that the Earnest Money shall be returned promptly (within five business days) upon written demand of Buyer in the sole event that this Agreement is terminated pursuant to Section 20(b) of this Agreement, provided that any refund of Earnest Money in such event shall be returned to Buyer net of Seller’s reasonable costs and expenses (including reasonable attorney’s fees) incurred or accrued as of the termination date.

2.2 Cash in the amount of Ten Million Dollars ($10,000,000), payable at Closing via wire transfer of immediately available funds to an account or accounts designated in writing by Seller prior to the date of Closing (the “Closing Date”), or alternatively such delivery may be in the form of a cashier’s check, in either case at the Closing.

2.3 One Hundred Thousand Dollars ($100,000) in shares of Parent common stock (the “Shares”), valued at the average per share closing price of Parent common stock on the American Stock Exchange (traded under the symbol: PTT) for the ten (10) trading day period prior to the Agreement Date. The issuance of the Shares to Seller at Closing will be subject to the provisions set forth in Section 22 hereof.

3.	ALLOCATION OF PURCHASE PRICE.

The Purchase Price provided for in Section 2 hereof shall be allocated to the Assets as follows:

A.	All Furniture Fixtures and Equipment	$250,000

B.	Leasehold	3,750,000

C.	Goodwill	6,150,000

D.	Inventory	50,000

	TOTAL	$10,200,000

After the Closing, the parties shall make consistent use of the allocation specified above for all tax purposes and in all filings, declarations and reports with the Internal Revenue Service (“IRS”) in respect thereof, including the reports required to be filed under Section 1060 of the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended (the “Code”). Buyer Group shall prepare and deliver IRS Form 8594 to Seller within forty-five (45) days after the Closing Date to be filed with the IRS. In any proceeding related to the determination of any Tax (as defined in Section 4.1), neither Seller nor Buyer Group shall contend or represent that such allocation is not a correct allocation.

4.	TAXES.

The parties agree as follows:

4.1 Except as provided in Section 4.2, Seller is responsible for paying any and all taxes of the Business, including but not limited to, state and local sales and use taxes, unemployment taxes, workmen’s compensation, state and federal withholding taxes, and income taxes (“Taxes”) which accrue up to the Effective Time, but not thereafter. Seller hereby agrees to hold Buyer Group harmless from any Taxes which may be due and owing by Seller and not assumed by Buyer under this Agreement arising from any time that Seller operated the Business, up to and including the Effective Time, but not thereafter.

4.2 Buyer will pay when due any and all Taxes which may become payable as a result of the transactions contemplated by this Agreement, including all sales and use Taxes, levies, fees and charges of any kind without contribution from Seller.

4.3 Buyer shall be responsible for any and all Taxes or charges of any nature relating to the Assets and the operation of the Business which accrue after the Effective Time. In addition, Buyer Group hereby agrees to hold Seller harmless from any Taxes which may be due and owing by Buyer or Parent.

5.	REPRESENTATIONS AND WARRANTIES OF SELLER.

As an inducement to Buyer Group to enter into this Agreement, Seller represents and warrants to Buyer Group as follows:

5.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina.

5.2 Authority and Enforceability. Seller has the corporate power to own its properties and Assets, and to carry on its Business as now being conducted by it with respect to the Assets. Seller has the corporate power and authority to enter into and deliver this Agreement and the other transaction documents contemplated hereby to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including assigning and transferring to Buyer at Closing all of the Assets specified in this Agreement. Seller’s execution, delivery and performance of this Agreement and the other transaction documents contemplated hereby to which it is a party and its consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all corporate action required of Seller by applicable law or its Articles of Incorporation or By Laws.

5.3 No Violation. Except as set forth on Schedule 5.3, the execution and delivery of this Agreement does not and the consummation of the transactions contemplated hereby will not violate any material provision of the documents controlling the operation of the Business, nor violate any provision of Seller’s Articles of Incorporation or By Laws, or any material mortgage, lease, lien, agreement, instrument, order, judgment or decree to which Seller is a party, or whereby it or the Business is bound, and, to the knowledge of Seller, will not violate any other restriction of any other kind or character to which Seller or the Business is subject. Seller has taken or will take all action required by law, its Articles of Incorporation and By Laws, or otherwise, to authorize execution and delivery of this Agreement and the consummation of the transactions described herein.

For purposes of this Agreement, “knowledge of Seller” shall mean the actual knowledge of S. Barry Sandman, without any further inquiry, and “knowledge of Buyer Group” shall mean the actual knowledge of the senior officers of Parent, without any further inquiry.

5.4 Rights to Acquire Shares. Except as set forth on Schedule 5.4, there are no outstanding rights to acquire shares of Seller, which rights would require the holders thereof to approve the execution of this Agreement or the consummation of the transactions contemplated hereby.

5.5 Title. Seller has, or will have by the Closing Date, good and marketable title to own all of the Assets, free and clear of all liens and encumbrances, and Seller does not lease any of its property or Assets relating to the Business, except as set forth on Schedule 5.5.

5.6 Taxes. Seller has filed or will cause to be filed all material returns for federal, state and local Taxes that it was required to file on a timely basis. Seller has paid, or made provisions for the payment of, all Taxes shown as owing on Seller’s tax returns for the years ended December 31, 2005 and 2004 (all of which have been made available to Buyer Group) or any assessment received by Seller from any taxing authority, except such Taxes, if any, listed on Schedule 5.6 that are being contested in good faith and as to which adequate reserves have been provided in the most recent balance sheet of the Business. Except as set forth on Schedule 5.6, Seller is not currently the beneficiary of any extension of time within which to file any Tax return. To the knowledge of Seller, there are no assessments or additional Taxes threatened against Seller or any of its properties. Seller is not delinquent in the payment of any Tax assessment or governmental charge, does not have any Tax deficiencies imposed or assessed against it and has not executed any waiver of the statute of limitations on the assessment or collection of any Taxes, where such delinquency, deficiency or waiver would have a material adverse affect on Seller’s title to any of the Assets to be transferred to Buyer at Closing.

5.7 Litigation. Except as set forth on Schedule 5.7, there are no actions, suits, or proceedings pending, or to its knowledge, threatened against Seller, the Business or any of its properties or Assets, in law or in equity, which might result in any judgment, order, injunction or decree having a material adverse affect upon the operations, properties, assets or financial condition of the Business.

5.8 Condition of Assets. The equipment and other tangible Assets of Seller used in the operation of the Business are in good operating condition and repair in all material respects.

5.9 Absence of Undisclosed Liabilities. Except for: (a) liabilities and obligations reflected in Seller’s tax returns made available to Buyer Group; (b) liabilities and obligations reflected on Schedule 5.9; (c) liabilities and obligations incurred in the ordinary course of business since December 31, 2006; (d) liabilities or obligations arising out of or under material contracts of the Business; (e) liabilities or obligations incurred in connection with this Agreement; and (f) other liabilities or obligations which, individually or in the aggregate, would not have a material adverse effect on Business, Seller has no material liabilities or obligations of any nature, whether direct, indirect, accrued, contingent or otherwise, of the type required to be disclosed on a balance sheet prepared in accordance with GAAP.

5.10 Employees and Independent Contractors. There is no collective bargaining or similar agreement with any labor unions or associations representing employees of the Business. To the knowledge of Seller, since January 1, 2006 there have been no claims of discrimination or harassment that have been made against Seller, the Business or an employee of the Business before a governmental or regulatory authority regarding actions or omissions of a Business employee during the course of his or her employment with Seller. To the knowledge of Seller, at all times while engaged by the Business, all independent contractors and consultants of the Business were independent contractors to, and not employees of, Seller or the Business for purposes of all applicable federal and state laws relating to wages and hours, all applicable federal and state income tax withholding requirements, and any other law implicating the relationship between Seller or the Business and any independent contractor or consultant.

6.	REPRESENTATIONS AND WARRANTIES OF BUYER GROUP.

As an inducement to Seller to enter into this Agreement, Buyer Group represents and warrants to Seller as follows:

6.1 Organization and Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina.

6.2 Authority and Enforceability. Each of Parent and Buyer has the requisite power to own its properties and to carry on its business as now being conducted. Each of Parent and Buyer has all requisite power and authority to enter into and deliver this Agreement and the other transaction documents contemplated hereby to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each of Parent and Buyer’s execution, delivery and performance of this Agreement and the other transaction documents contemplated hereby to which it is a party and each party’s consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all corporate action required of each of Parent and Buyer by applicable law or its organizational documents.

6.3 No Violation. The execution and delivery of this Agreement does not and the consummation of the transactions contemplated hereby will not violate any material provision of the documents controlling the operation of the business of either Buyer or Parent, nor violate any provision of the organizational documents of Parent or Buyer, or any material mortgage, lease, lien, agreement, instrument, order, judgment or decree to which Buyer or Parent is a party, or whereby either Buyer or Parent is bound, and, to the knowledge of Buyer Group, will not violate any other restriction of any other kind or character to which Parent or Buyer is subject. Buyer Group has taken or will take all action required by law, the organizational documents of Parent or Buyer, or otherwise, to authorize execution and delivery of this Agreement and the consummation of the transactions described herein.

6.4 Financing. As of the Agreement Date, and as of the Closing Date, Buyer Group has and will have sufficient funds available to pay the Purchase Price and to pay all related fees and expenses. Buyer Group’s obligations hereunder are not subject to any conditions regarding its ability to obtain financing for the consummation of the transactions contemplated hereby.

6.5 Investigation. Buyer Group has conducted its own independent investigation, verification, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Business, which investigation, review and analysis was conducted by Buyer Group and its respective affiliates and, to the extent Buyer Group deemed appropriate, by its representatives. Buyer Group acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of Seller and the Business for such purpose. In entering into this Agreement, Buyer Group acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Seller, employees of the Business or any affiliates of Seller or any of their respective representatives (other than the specific representations and warranties of Seller set forth in Section 5 of this Agreement).

7.	CONDITIONS PRECEDENT.

7.1 Conditions to Each Party’s Obligations. The respective obligations of each party to close the transactions contemplated by this Agreement are expressly conditioned upon the satisfaction of the following conditions precedent:

(a) The approval by the applicable Governmental Authorities of (i) the transfer of, or the new applications for, the Required Licenses and (ii) any managers, members, or officers, directors or shareholders of Buyer Group, if such approval is required (together, the “Governmental Approvals”). Buyer or its assignee shall apply for the transfer of said licenses (or otherwise apply for new licenses) and use best efforts to seek such Governmental Approvals upon the execution of this Agreement. Seller shall cooperate with Buyer Group as reasonably necessary in order to obtain such Governmental Approvals. In the event that the Governmental Approvals are not obtained by May 31, 2007, either party shall have the right to terminate the Agreement pursuant to Section 20(b) hereof, in which event all parties shall be released from any liability under this Agreement and the Earnest Money shall be refunded to Parent, net of Seller’s reasonable costs and expenses (including reasonable attorneys’ fees) incurred or accrued as of the date of termination. Buyer or its assignee shall file its completed application for change of ownership of the Required Licenses as soon as possible after the Agreement Date, and shall use best efforts to pursue the Government Approvals of said applications for the transfer of ownership of any Required Licenses so transferable from all appropriate licensing authorities.

(b) The execution by Buyer Group and Seller of a sublease for the Business premises substantially in the form attached hereto as Exhibit C (the “Sublease”), which will require obtaining the consent of the landlord as described in Section 8 below, and a lease for the adjacent parking lot substantially in the form attached hereto as Exhibit D (the “Parking Lot Lease”). The terms of the Sublease will be substantially the same as the terms and conditions of the Prime Lease (as defined in Section 8 below), and the terms of the Parking Lot Lease will, among other things, provide for an aggregate monthly rental payment of $19,750.00/month through January 31, 2010 and thereafter as described in the Parking Lot Lease. During the entire term of the Sublease and the Parking Lot Lease, Buyer Group will be responsible for all maintenance, insurance, Taxes, utilities and all other costs, charges or levies of every nature whatsoever against the leased premises related to the operation of the Business.

(c) Seller shall have obtained the consent of the landlord pursuant to Section 8.

7.2 Conditions to Obligations of Buyer Group. Buyer Group’s obligations to close the transactions contemplated by this Agreement are expressly further conditioned upon the satisfaction of the following conditions precedent:

(a) The representations and warranties of Seller contained in this Agreement and the certificates and documents to be delivered pursuant hereto shall be true, complete, and correct when made, and shall be true, complete and correct in all material respects as of the Closing Date.

(b) Seller shall have performed and satisfied in all material respects all the covenants, agreements, and conditions required by this Agreement to be performed and satisfied by it hereunder.

7.3 Conditions to Obligations of Seller. Seller’s obligations to close the transactions contemplated by this Agreement are expressly conditioned upon the following conditions precedent:

(a) The representations and warranties of Buyer contained in this Agreement and the certificates and documents to be delivered pursuant hereto shall be true, complete, and correct when made, and shall be true, complete and correct in all material respects as of the Closing Date.

(b) Buyer shall have performed and satisfied in all material respects all the covenants, agreements, and conditions required by this Agreement to be performed and satisfied by it hereunder.

8.	LEASE.

Seller is currently party to a lease with Margaret S. Peeler dated February 1, 1992, as amended from time to time through May 21, 2003, covering the premises on which the Business is located (the “Prime Lease”). It is understood that the Sublease will require the consent of Margaret S. Peeler prior to Closing. Seller shall use its commercially reasonable efforts to obtain such consent.

9.	BULK SALES.

Buyer Group hereby agrees to comply with any applicable bulk-transfer provisions of the Uniform Commercial Code (or any similar law) in connection with the transactions contemplated by this Agreement, and Seller hereby agrees to cooperate with Buyer Group as reasonably necessary in connection with such compliance.

10.	TIME AND PLACE OF CLOSING.

The Closing shall take place within three (3) days after notice has been received that the Required Licenses have been issued by the applicable Governmental Authorities to Buyer and that any other Governmental Approvals have been obtained. The hour of Closing will be 8:00 a.m. on the Closing Date (the “Effective Time”). The place of Closing will be the offices of Seller’s counsel: Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., 2500 Wachovia Capitol Center, Raleigh, NC 27601.

11.	ITEMS TO BE DELIVERED AT CLOSING.

At Closing, Seller shall deliver the following:

11.1 A duly executed Bill of Sale and any and all other documents of transfer or conveyance covering the Assets (except for the Excluded Assets), free and clear of all liens and encumbrances and subject to the disclosures and exceptions made in this Agreement.

11.2 A duly executed counterpart of each of the Sublease and the Parking Lot Lease.

11.3 Copies of all financing statements on file as of the Closing Date, having been filed by any secured party against Seller which would affect the title to any Assets being acquired hereunder.

11.4 Any and all keys, combinations or other items necessary for proper access to the Business premises.

11.5 A closing certificate signed by an officer of Seller to the effect that all representations and warranties made by Seller in connection with the execution of this Agreement are true and correct in all material respects as of the Closing Date.

11.6 Any and all other documents as set forth in this Agreement to be delivered by Seller.

At Closing, Buyer Group shall deliver the following:

11.7 A duly executed Instrument of Assumption and any and all other documents of transfer, conveyance or assumption covering all Assets and Assumed Liabilities to be assumed by Buyer Group under this Agreement.

11.8 A duly executed counterpart of each of the Sublease and the Parking Lot Lease.

11.9 The cash portion of the Purchase Price.

11.10 A certificate representing the Shares in such name as designated by Seller prior to the Closing Date.

11.11 A closing certificate signed by an officer of Parent to the effect that all representations and warranties made by Buyer Group in connection with the execution of this Agreement are true and correct in all material respects as of the Closing Date.

11.12 Any and all other documents as set forth in this Agreement to be delivered by Buyer and/or Parent.

12.	OPERATION OF BUSINESS BY SELLER.

The Business will be conducted by Seller up to the Effective Time in the ordinary course of business, and will be conducted in all material respects according to, and conforming with, all laws, rules, and regulations of all applicable Governmental Authorities. The Business will also be operated in a manner that will not violate in any material respect the terms of any lease or contract related to the Business, and Seller will not increase the compensation payable to any employee of the Business, except for any such increases in the ordinary course.

13.	NON-COMPETITION; NON-SOLICITATION.

Seller and its shareholders agree not to compete with the Business or with Parent in the live adult entertainment business for a period of five (5) years after the Closing Date, within a radius of fifty (50) miles of the Business premises. Seller and its shareholders also agree for a period of three (3) years after the Closing Date not to solicit any employee or entertainer who as of the Closing Date performs at the Business premises for work in any other location that such shareholder of Seller has a direct or indirect interest in.

14.	CONFIDENTIALITY.

14.1 Confidential Information. All of the parties hereto hereby agree to refrain from, and to cause their respective affiliates and representatives to refrain from, discussing any confidential information related to the Business, including, but not limited to, clients, customer lists, supplier information, or any other matter of a sensitive nature concerning the Business.

14.2 Public Announcement. Prior to Closing, the parties hereto agree not to disclose, and to cause their respective affiliates and representatives not to disclose, the Purchase Price to any third party without the express consent of the other parties hereto. Further, Seller and Buyer Group hereby agree that any public announcement of the Purchase Price, this Agreement or the transactions contemplated hereby will only contain the following language if such announcement is made prior to the Closing Date: “VCG announced today that it has entered into an agreement to acquire an adult nightclub located in the Southeastern United States for cash and a nominal amount of common stock of VCG. No other terms are disclosed due to confidentiality restrictions. The acquisition is expected to be completed during the [second] quarter of 2007.”

14.3 SEC Disclosure. Seller acknowledges that Buyer is owned by companies (including Parent) subject to the reporting requirements of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, nothing in this Agreement shall be deemed to prohibit any party hereto from making any disclosure which, in the opinion of securities counsel, is necessary in order to fulfill such party’s disclosure obligations imposed by law; provided, however, that Seller has the right to review and consent (which consent shall not be unreasonably withheld) to any such disclosure relating to this Agreement by Buyer Group or its affiliates prior to any such disclosure (including, without limitation, any press releases, any disclosure filed on a form promulgated under the Exchange Act or the filing of the Agreement itself with the SEC), and, provided further, that Seller shall have the right to require that Parent request confidential treatment of any such information or disclosure prior to being so filed with the United States Securities and Exchange Commission (the “SEC”). The parties agree that other than any disclosures imposed by various governmental agencies, including without limitation the SEC, the parties shall keep the terms and conditions of this Agreement confidential.

14.4 Confidentiality Agreement. The parties hereby acknowledge and agree to comply, and to cause their respective affiliates and representatives to comply, with all of the provisions set forth in the confidentiality agreement entered into between Parent and Seller dated February 12, 2007.

15.	ADDITIONAL DOCUMENTS AFTER CLOSING.

The parties hereto agree to execute and deliver any and all other documents necessary and convenient to effectuate the sale and purchase herein provided for, and each of Buyer, Parent and Seller, as an inducing condition, represent that each has the authority to enter into this

Agreement and to make the foregoing commitments for themselves. In addition, Seller agrees that it will, from time to time, at the request and expense of Buyer Group, execute and deliver or cause to be executed and delivered, all such further bills of sale, assignments, instruments of transfer and agreements that may reasonably be required by Buyer Group in order to vest title in Buyer Group to any and all of the properties or Assets hereby conveyed or intended hereby to be conveyed or for aiding or assisting in the performance or collection by Buyer of any such Assets or properties.

After the Closing, Seller will cooperate with Buyer Group in efforts to transition those business relationships of Seller existing prior to the Closing and relating to the Business to be operated by Buyer after the Closing, including relationships with suppliers, vendors, independent contractors and suppliers of maintenance and other similar services necessary for the operation of the Business in the ordinary course as reasonably requested by Buyer Group. Seller will refer to Buyer all inquiries relating to such business relationships, and Buyer will take commercially reasonable efforts to contact the relevant third parties having such business relationships in an effort to transition the business relationships required to be assumed under this Agreement or as desired by Buyer, from Seller to Buyer. In connection with the foregoing, promptly following the Closing, Buyer will arrange to have all such business relationships transferred to the account of Buyer or, as appropriate, terminated.

16.	PAYMENT OF EXPENSES; BROKERS.

16.1 Except as otherwise provided herein, Buyer Group and Seller will each bear their own costs and expenses, including their own attorneys’ fees, incurred in connection with the preparation of this Agreement and all of the documents needed to consummate the transactions described herein and with the execution of all of the transactions contemplated hereby and thereby (it being understood that all costs and expenses relating to obtaining the Required Licenses or otherwise associated with any Governmental Approvals shall be the sole responsibility of Buyer Group).

16.2 If any claims for brokerage commissions or finders fees or like payment arise out of or in connection with the transaction provided herein, and in the event any claim is made, all such claims shall be handled and paid by the party whose actions or alleged commitments form the basis of such claim. Each party whose actions or alleged commitment form the basis of a claim shall indemnify and hold harmless the other party from and against any and all claims or demands with respect to any brokerage fees or commissions or other compensation asserted by any person, firm, or corporation in connection with this Agreement or the transaction contemplated hereby.

16.3 All other items, including all utility charges, personal property taxes, and all other charges with respect to the Assets, shall be prorated to and including Closing, and paid before or at Closing by Seller.

17.	LIABILITIES NOT ASSUMED.

Buyer agrees to assume only the Assumed Liabilities as defined in this Agreement. It is expressly understood and agreed that Buyer shall not be liable for any of the obligations or liabilities of Seller that are defined herein as the Excluded Liabilities.

18.	EMPLOYEES AND EMPLOYEE BENEFITS.

18.1 Affected Employees. For purposes of this Section 18, “Affected Employees” shall mean employees of Seller who are employed by Buyer immediately after the Effective Time.

18.2 Retained Responsibilities. Seller agrees to satisfy, or cause its insurance carriers to satisfy, all claims for benefits, whether insured or otherwise, under Seller’s employee benefit programs brought by, or in respect of, Affected Employees or other former employees of Seller, which claims arise out of events occurring prior to the Effective Time, in accordance with the terms and conditions of such programs or any applicable workers’ compensation statutes without interruption as a result of the employment by Buyer of any such employees after the Effective Time; provided that, for purposes of clarity, in no event shall Seller be responsible for any of the Assumed Liabilities.

18.3 Payroll Tax. Seller agrees to make a clean cut-off of payroll and payroll tax reporting with respect to the Affected Employees paying over to the federal, state and city governments those amounts respectively withheld or required to be withheld for periods ending on or prior to the Effective Time. Seller also agrees to issue, by the date prescribed by IRS Regulations, Form W-2 for wages paid through the Effective Time. Buyer shall be responsible for all payroll and payroll tax obligations after the Effective Time for all Affected Employees.

18.4 Termination Benefits. Buyer shall be solely responsible for, and shall pay or cause to be paid, severance payments and other termination benefits, if any, to Affected Employees who may become entitled to such benefits by reason of any events occurring after the Effective Time.

19.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

19.1 Survival Period. All of the representations and warranties set forth in Section 5 and 6 of this Agreement shall not survive the Closing Date and shall be applicable and effective only up to and including the Effective Time.

19.2 Indemnification by Buyer Group. Notwithstanding Section 19.1, from and after the Effective Time, Buyer Group agrees to indemnify, defend and hold Seller, its affiliates and shareholders (including without limitation S. Barry Sandman and Barry L. Green) and all of their respective officers, directors, employees and agents, harmless as set forth in the Indemnification Agreement. The indemnification obligations of Buyer Group with respect to the above shall be unlimited.

19.3 Indemnification by Seller. Notwithstanding Section 19.1, from and after the Effective Time, Seller agrees to indemnify and hold Buyer Group, its affiliates and all of their respective officers, directors, employees and agents harmless as set forth in the Indemnification Agreement. The indemnification obligations of Seller with respect to the above shall be unlimited.

19.4 Rights of Seller if Buyer Group Fails to Indemnify. If Buyer Group fails to perform any of its indemnification obligations set forth in Section 19 of this Agreement or pursuant to the Indemnification Agreement, Seller shall have the right to terminate the Sublease and the Parking Lot Lease (such termination right to be provided in the Sublease and the Parking Lot Lease) without prejudice to any other rights and remedies available at law or in equity. This remedy may not be exercised by Seller unless and until Seller gives notice to Buyer Group of a default in accordance with the terms of the Sublease and the Parking Lot Lease.

19.5 Survival of Indemnification Claims. For purposes of clarity, following the Agreement Date, any indemnification claims made in good faith and pursuant to the terms of the Indemnification Agreement shall survive indefinitely, provided that a Closing has occurred. In addition, and as provided in the Indemnification Agreement, any indemnification claims for which a Claim Notice (as defined in the Indemnification Agreement) has been furnished in accordance with the terms of the Indemnification Agreement and prior to any termination of this Agreement (in accordance with Section 20 hereto) shall survive such termination and continue indefinitely until resolved pursuant to the Indemnification Agreement.

20.	TERMINATION OF AGREEMENT.

This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Effective Time: (a) by mutual written consent of Seller and Parent; or (b) by either Seller or Parent if the Closing shall not have occurred prior to the close of business on May 31, 2007, in which event the Earnest Money shall be refunded to Parent net of Seller’s reasonable costs and expenses (including reasonable attorneys’ fees) incurred or accrued as of the date of termination.

21.	STOCK TRANSFER RESTRICTIONS.

21.1 Seller acknowledges that the Shares to be issued pursuant to Section 2.3 of this Agreement are being issued in reliance on an exemption from the registration requirements of the United States Securities Act of 1933, as amended (the “Securities Act”) for an offer and sale of securities that does not involve a public offering and, upon issuance, shall not have been registered under any federal or state securities laws, and that the stock consideration cannot be resold in the absence of applicable and effective registration except pursuant to an exemption from, or in a transaction not subject to the registration requirements of applicable federal and state securities laws.

21.2 The certificates representing the Shares shall bear a restrictive legend consistent with the provisions of Section 21.1.

22.	REGISTRATION RIGHTS.

22.1 Parent shall use its best efforts to (i) file within 30 days of the Closing Date a registration statement on Form S-3 (or another applicable form of registration statement if Form S-3 is unavailable to Parent) under the Securities Act with respect to the Shares to be issued to Seller in connection with this Agreement (the “Registration Statement”), and thereafter to cause the Registration Statement to be declared effective by the SEC as to resales by Seller or its designee; (ii) cause the Registration Statement to remain effective for two years following the effective date of the Registration Statement; and (iii) cause the Shares to be approved for listing on the American Stock Exchange; provided, that if Parent already has an effective Registration Statement under which the Shares to be issued to Seller hereunder can be sold, Parent shall not be required to file an additional Registration Statement.

22.2 With the exception of all selling discounts and commissions (if any) and stock transfer taxes applicable to the Shares covered by the Registration Statement, all reasonable expenses incurred in connection with the registration pursuant to this Section 22 shall be borne by Parent.

22.3 Seller shall furnish to Parent such information regarding Seller, its Shares and the distribution proposed by Seller as Parent may reasonably request in writing and as shall be required in connection with any registration referred to in this Section 22.

23.	MISCELLANEOUS.

The following miscellaneous provisions shall govern the interpretation and consummation of the transactions described herein:

23.1 Governing Law. This Agreement shall be interpreted and construed in court in accordance with the laws of the State of North Carolina, without regard to the choice of law principles thereof.

23.2 Severability. Should any clause, term or provision of this Agreement be declared by a court of competent jurisdiction or other authority to be invalid, void, or voidable for any reason in whole or in part, any such invalid, void, or voidable clause, term or provision shall not affect the whole of this Agreement, and the balance of the provisions hereof shall remain in full force and effect to the same extent and in the same manner as if such invalid, void, or voidable clause, term or provision had been omitted from the terms and conditions hereof.

23.3 Notices. Any notice, demand or communication under or in connection with this Agreement or any of the documents contemplated hereby which either party desires or is required to give to the other, shall be deemed to have been sufficiently given (i) five (5) business days following deposit in the United States mail if sent by registered or certified mail, postage prepaid, (ii) when sent if sent by facsimile transmission and if receipt thereof is confirmed, (iii) when delivered, if delivered personally to the intended recipient and (iv) two (2) business days following deposit with a nationally recognized overnight courier service (or upon actual delivery, if earlier), in each case addressed as follows:

If to Seller:	Regale, Inc.
c/o Sandman & Rosefielde-Keller
7101 Creedmoor Road, Suite 142 Raleigh, NC 27613
Attention: S. Barry Sandman
Facsimile: (919) 847-7335

With a copy to:	Michael P. Saber, Esq.
SMITH, ANDERSON, BLOUNT, DORSETT, MITCHELL & JERNIGAN, L.L.P.
2500 Wachovia Capitol Center Raleigh, NC 27601
Facsimile: (919) 821-6800

If to Buyer or Parent:	Troy Lowrie
VCG Holding Corp.
390 Union St., Suite 540 Lakewood, CO 80228
Facsimile: (303) 922-0746

and

Michael L. Ocello
VCG Holding Corp.
1401 Mississippi Avenue, #10 Sauget, IL 62201
Facsimile: (681) 271-8384

With a copy to:	Allan S. Rubin, Esq.
DRAPER, RUBIN & SHULMAN, P.L.C.
29800 Telegraph Road Southfield, Michigan 48034
Facsimile: (248) 358-9729

23.4 Binding Effect and Condition Subsequent. Subject to Section 23.7, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

23.5 Entire Agreement. This Agreement, together with the other documents referred to herein, constitutes the entire agreement of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter, other than the confidentiality agreement entered into between Parent and Seller dated February 12, 2007. All exhibits and schedules referred to in this Agreement are intended to be and hereby are specifically made a part of this Agreement.

23.6 Titles. The titles of the sections of this Agreement are for convenience of reference only, and are not to be considered in any fashion in construing or interpreting this Agreement.

23.7 Assignment. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto without the other parties’ prior written consent, whether by operation of law or otherwise.

23.8 Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument. The facsimile or electronic transmission or retransmission of any original signed counterpart to this Agreement or any document or agreement contemplated hereby (including any amendment hereto or thereto) shall be deemed to be delivery of an original counterpart thereof for all purposes.

23.9 Amendments. This Agreement may not be changed, and none of the terms, covenants, representations, warranties and conditions may be waived, except pursuant to an instrument in writing signed by Parent and Seller or, in the case of a waiver, by the party waiving compliance.

23.10 Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person or entity other than the parties hereto and, with respect to Seller, S. Barry Sandman and Barry L. Green, its shareholders as of the Agreement Date.

23.11 Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

23.12 Recovery of Litigation Costs. In the event of any litigation arising out of this contract, the court may award to the prevailing party all reasonable costs and expenses, including reasonable attorneys’ fees.

23.13 Time is of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[Signature Page to Asset Purchase Agreement]

In WITNESS WHEREOF, Seller and Buyer Group have caused their respective names to be hereunto subscribed individually or by their respective officers thereunto duly authorized, as the case may be, all as of the day and year first above written.

SELLER:

REGALE, INC.
A North Carolina Corporation

By:	/s/ S. Barry Sandman
Name:	S. Barry Sandman
Title:	President

BUYER:

RALEIGH RESTAURANT CONCEPTS, INC.
A North Carolina corporation

By:	/s/ Troy H. Lowrie
Name:	Troy H. Lowrie
Title:	CEO

PARENT:

VCG HOLDING CO.
A Colorado Corporation

By:	/s/ Troy H. Lowrie
Name:	Troy H. Lowrie
Title:	CEO

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